Exhibit 3.1

THIRD RESTATED CERTIFICATE OF INCORPORATION
OF
INRAD OPTICS, INC.

This is to certify that the undersigned corporation has adopted the following Third Restated Certificate of Incorporation under and by virtue of N.J.S.A. §14A:9-5(4), the New Jersey Business Corporation Act (the “Act”).

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Inrad Optics, Inc. (the “Corporation”).

ARTICLE II

PURPOSE OF CORPORATION

The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Act.

ARTICLE III

CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the Corporation’s current registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628, and the Corporation’s registered agent at such address is C T Corporation System.

ARTICLE V

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

Every person who is a corporate agent (as defined in N.J.S.A. 14A:3-5) of the Corporation, or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a corporate agent of the Corporation, or of such other corporation, whether or not he is a corporate agent of the Corporation, or such other corporation, at the time the expenses or liabilities are incurred.

ARTICLE VI

PERSONAL LIABILITY OF DIRECTORS

So long as permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareowners for damages for breach of any duty owed by such person to the Corporation or its shareowners; provided, however, that this Article VI shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareowners, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article VI and no amendment, repeal or termination of effectiveness of any law authorizing this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

ARTICLE VII

PERSONAL LIABILITY OF OFFICERS

So long as permitted by law, no officer of the Corporation shall be personally liable to the Corporation or its shareowners for damages for breach of any duty owed by such person to the Corporation or its shareowners; provided, however, that this Article VII shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareowners, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article VII and no amendment, repeal or termination of effectiveness of any law authorizing this Article VII shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

ARTICLE VIII

BOARD OF DIRECTORS

The Board of Directors of the Corporation consists of one (1) director and the name and address of such person who is to serve as a director until her successor is elected and qualifies is set forth below:

Name	Address
Amy Eskilson	181 Legrand Ave Northvale, NJ 07647

The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Corporation’s Bylaws.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the 2nd day of July, 2024.

INRAD OPTICS, INC.

By:	/s/ Amy Eskilson
Name:	Amy Eskilson
Title:	President and Chief Executive Officer